SIONIX CORPORATION ANNOUNCES COMPLETION
OF
$750,000 PRIVATE PLACEMENT

Irvine, CA, May 29, 2008, SIONIX Corporation (OTCBB: SINX) today announced that it has completed a private placement of $750,000 in units of its securities, at a price of $10,000 per unit, with each unit consisting of 100,000 shares of SIONIX’ common stock and a three-year warrant to purchase up to 200,000 shares of common stock at an exercise price of $0.10 per share. The private placement was made to prior and new investors. SIONIX is not obligated to pay any commissions in connection with this private placement. The proceeds of the private placement are to be used for general working capital and to complete SIONIX’ testing of its water purification product installed at the Villa Park Dam in Villa Park, California.

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About Sionix Corporation

Sionix Corporation is a development stage company that develops new concepts in "Modular Packaged Water Treatment Systems" using dissolved air flotation (DAF) and membrane technology for drinking water and wastewater treatment systems designed for municipal and industrial use. Sionix owns eight product and process patents and two are pending. Sionix designs "Safe Water Systems" that require uninterrupted water supplies with many applications in mind, including defense, government facilities, emergency water supplies during natural disasters, foreign embassies, hospitals, pharmaceuticals, resorts and hotels. This also includes desalinization and pre-treatment for reverse osmosis and other membrane applications. Industrial applications would include housing development projects, bottled water, industrial process water, food, dairy, agri-business, meat processing, hog operations and poultry.

For additional information, please contact SIONIX Corporation at (949) 752-7980.